Exhibit 10.347

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

NOTICE OF NON-EMPLOYEE DIRECTOR

DEFERRED COMPENSATION STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of The Charles Schwab Corporation (“Schwab”) under the Charles Schwab Corporation 2004 Stock Incentive Plan (the “Plan”):

Name of Recipient:

Total Number of Shares Granted:

Exercise Price per Share

Grant Date:

Expiration Date:

Vesting Schedule:	This option is fully vested and non-forfeitable at all times.

You and Schwab agree that this option is granted under and governed by the terms and conditions of the Plan, The Charles Schwab Corporation Directors’ Deferred Compensation Plan II and the Stock Option Agreement, which are made a part of this notice. Please review the Stock Option Agreement carefully, as it explains the terms and conditions of this option. You agree that Schwab may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. Unless you provide written objection to Schwab within 30 days of your receipt of this notice, you agree to all of the terms and conditions of this notice, the stock option agreement and the Plan.

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THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR

DEFERRED COMPENSATION STOCK OPTION AGREEMENT

Tax Treatment	This option is a non-qualified stock option and is not intended to qualify as an incentive stock option under federal tax laws.

Vesting

This option has been issued under the Plan pursuant to your deferral election under The Charles Schwab Corporation Directors’ Deferred Compensation Plan II (the “Deferred Compensation Plan”) and is fully vested and non-forfeitable at all times.

Exercise Procedures

You or your representative may exercise this option by following the procedures prescribed by Schwab. If this option is being exercised by your representative, your representative must furnish proof satisfactory to Schwab of your representative’s right to exercise this option. After completing the prescribed procedures, Schwab will cause to be issued the shares purchased, which will be registered in the name of the person exercising this option.

Forms of Payment	When you submit your notice of exercise, you must pay the option exercise price for the shares you are purchasing. Payment may be made in one of the following forms:

•      Cash in your Schwab brokerage account in an amount sufficient to cover the option exercise price of the shares and the required tax withholding (this exercise method is sometimes referred to as “Exercise and Hold”).

•      Shares of Schwab stock that are surrendered to Schwab. These shares will be valued at their fair market value on the date when the new shares are purchased. (This exercise method is sometimes referred to as a “Stock Swap.”)

•      By delivery (in a manner prescribed by Schwab) of an irrevocable direction to Charles Schwab & Co., Inc. to sell shares of Schwab stock (including shares to be issued upon exercise of this option) and to deliver all or part of the sale proceeds to Schwab in payment of all or part of the exercise price. (This exercise method is sometimes referred to as “Exercise and Sell” or “Sell to Cover.”)

Term	This option expires no later than the 10th anniversary of the Grant Date but may expire earlier upon your termination of service, as described below.

Termination of Service as a Non-Employee Director

This option will expire on the date three months following the date of your termination of service as a non-employee director if such service terminates for any reason other than on account of becoming a common-law employee of Schwab or its subsidiaries, death, disability or retirement. The terms “disability” and “retirement” are defined below.

If you become an employee of Schwab or its subsidiaries, this option will expire on the date three months following the date you cease to be an employee of Schwab and its subsidiaries (other than by reason of disability, death or retirement). If you cease to be a non-employee director or an employee of Schwab and its subsidiaries by reason of your disability or death, then this option will expire on the first anniversary of the date of your death or disability.

If you cease to be a non-employee director by reason of your retirement, then this option will expire on the second anniversary of the date of your retirement.

Definition of Disability

For all purposes of this Agreement, “disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Definition of Retirement	For all purposes of this Agreement, “retirement” means your resignation or removal from the Board at any time after you have attained age 70 or completed 5 years of service as a non-employee director.

Restrictions on Exercise and Issuance or Transfer of Shares	You cannot exercise this option and no shares of Schwab stock may be issued under this option if the issuance of shares at that time would violate any applicable law, regulation or rule. Schwab may impose restrictions upon the sale, pledge or other transfer of shares (including the placement of appropriate legends on stock certificates) if, in the judgment of Schwab and its counsel, such restrictions are necessary or desirable to comply with applicable law, regulations or rules.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of Schwab until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

No Right to Remain Director or Employee	Nothing in this Agreement will be construed as giving you the right to be retained as a director or an employee of Schwab and its subsidiaries.

Transfer of Option

In general, only you may exercise this option prior to your death. You may not transfer or assign this option, except as provided below. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid.

You may dispose of this option in your will or in a beneficiary designation. You may designate one or more beneficiaries by filing a beneficiary designation form. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your options will be exercisable by your estate.

Schwab may, in its sole discretion, allow you to transfer this option under a domestic relations order in settlement of marital or domestic property rights.

In order to transfer this option, you and the transferee(s) must execute the forms prescribed by Schwab, which include the consent of the transferee(s) to be bound by this Agreement.

Claims Procedure	You may file a claim for benefits under the Plan by following the procedures prescribed by Schwab. If your claim is denied, generally you will receive written or electronic notification of the denial within 90 days of the date on which you filed the claim. If special circumstances require more time to make a decision about your claim, you will receive notification of when you may expect a decision. You may appeal the denial by submitting to the Plan Administrator a written request for review within 30 days of receiving notification of the denial. Your request should include all facts upon which your appeal is based. Generally, the Plan Administrator will provide you with written or electronic notification of its decision within 90 days after receiving the review request. If special circumstances require more time to make a decision about your request, you will receive notification of when you may expect a decision. The Plan Administrator has discretionary authority to construe the terms of the Plan and this Agreement and its determinations are conclusive and binding on all persons.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Schwab stock, the Compensation Committee shall adjust the number of shares covered by this option and the exercise price per share.

Severability	In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and Schwab regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.

BY ACCEPTING THIS OPTION GRANT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLANS.

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